Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Thomas G. Bevivino Executive Vice President & CFO Email: tbevivino@severnbank.com Phone: 410.260.2000

Severn Bancorp, Inc. Announces Termination of Formal Agreement Between
Severn Savings Bank, FSB and the Comptroller of the Currency

Annapolis, MD (October 16, 2015) – Severn Bancorp, Inc., (Nasdaq: SVBI) (“Company”) parent company of Severn Savings Bank, FSB (“Severn”), today announced that Severn was informed by its primary regulator, the Office of the Comptroller of the Currency (the “OCC”), that the formal written agreement between Severn and the OCC dated April 23, 2013 (the “Agreement”), was terminated effective October 15, 2015.

“The termination of the Agreement with our regulators validates the strength and good standing of this bank.  We continue in our commitment to providing top notch service, and this company is poised for growth and success,” stated Alan J. Hyatt, President and Chief Executive Officer.

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $780 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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